Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 24, 2014

Santander Consumer USA Holdings Inc.

8585 North Stemmons Freeway Suite 1100-N

Dallas, Texas 75247

Ladies and Gentlemen:

We have acted as special counsel to Santander Consumer USA Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 25,192,236.96 shares of common stock, par value $0.01 per share, of the Company (the “2011 Plan Shares”) which may be issued pursuant to the Santander Consumer USA Holdings Inc. 2011 Management Equity Plan (the “2011 Plan”) and up to 4,608,749.27 shares of common stock, par value $0.01 per share, of the Company (the “Omnibus Shares,” and together with the 2011 Plan Shares, the “Shares”) which may be issued pursuant to the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (the “Omnibus Plan,” and together with the 2011 Plan, the “Plans”). In connection with the foregoing, you have requested our opinion with respect to the following matters.

For the purposes of giving the opinion contained herein, we have examined the Registration Statement and the Plans. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, each as amended through the date hereof, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the provisions of the Plans, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz